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Exhibit 10.32

        INDEMNIFICATION AGREEMENT dated as of March 8, 2005 between TBG Holdings N.V. ("TBG"), a Netherlands-Antilles company, and IHS Inc. ("IHS"), a Delaware company.

        WHEREAS, the parties hereto anticipate that there will be an initial public offering of shares of Class A common stock of IHS; and

        WHEREAS, TBG and IHS desire to provide certain indemnities to each other;

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

        1.    Definitions.    Certain terms used in this Agreement are set forth in Schedule 1 attached hereto.

        2.    Indemnification by TBG.    TBG agrees to indemnify, defend and hold harmless IHS, each of its direct and indirect subsidiaries, and each of the directors, officers and employees of such entities (collectively, the "IHS Indemnitees") (subject to the limitations contained in Section 4 hereof), from and against any and all Liabilities suffered or incurred at any time by any of the IHS Indemnitees relating to: (a) any TBG Entity or any current, future or past businesses, operations, assets or liabilities of any such entity, (b) any IHS Non-Information Entity or any businesses, operations, assets or liabilities of any such entity and relating to any act first occurring or condition first existing at any time on or prior to November 12, 2004 (other than the Liabilities identified in clause (d) of Section 3 below), (c) IHS (including all predecessor entities of IHS) or any businesses, operations, assets or liabilities of IHS and relating to any act first occurring or condition first existing at any time on or prior to November 12, 2004, provided however that this clause (c) shall relate only to IHS as a separate, unconsolidated, stand-alone entity and shall not relate to any of its former, current or future subsidiaries, or the stock of, or investments in, such subsidiaries, or any of the entities or matters otherwise addressed in this Section 2, and (d) relating to certain pension, retiree medical and other liabilities, as set forth in Schedule 2 attached hereto.

        3.    Indemnification by IHS.    IHS agrees to indemnify, defend and hold harmless TBG, each of its direct and indirect subsidiaries, and each of the directors, officers and employees of such entities (collectively, the "TBG Indemnitees", and together with the IHS Indemnitees, the "Indemnitees") (subject to the limitations contained in Section 4 hereof), from and against any and all Liabilities suffered or incurred at any time by any of the TBG Indemnitees relating to: (a) any IHS Information Entity or any current, future or past businesses, operations, assets or liabilities of any such entity, (b) any IHS Non-Information Entity or any businesses, operations, assets or liabilities of any such entity and relating to any act first occurring or condition first existing at any time after November 12, 2004 (other than the Liabilities identified in clause (d) of Section 2 above), (c) IHS (including all successor entities of IHS) or any businesses, operations, assets or liabilities of IHS and relating to any act first occurring or condition first existing at any time after November 12, 2004, provided however that this clause (c) shall relate only to IHS as a separate, unconsolidated, stand-alone entity and shall not relate to any of its former, current or future subsidiaries, or the stock of, or investments in, such subsidiaries, or any of the entities or matters otherwise addressed in this Section 3, and (d) relating to certain pension, retiree medical and other liabilities, as set forth in Schedule 3 attached hereto.

        4.    Limitations on Indemnity.    The indemnity obligations under this Agreement shall apply notwithstanding any investigation made by or on behalf of an Indemnitee and shall apply without regard to whether the Liabilities are based on strict liability, absolute liability, recklessness, fraud, misrepresentation or negligence, or arise as an obligation for indemnity, contribution or otherwise and without regard to whether the facts on which they are based, or the Liabilities suffered or incurred, are asserted or determined prior to or after the date hereof.

        Notwithstanding anything in this Agreement to the contrary, in no event shall an indemnitor under this Agreement (an "Indemnitor") be liable to any Indemnitee under this Agreement for any special, indirect, incidental, consequential or punitive damages, including, without limitation, loss of anticipated profits or loss or diminution of revenues, regardless of the form of action, whether in contract, tort or otherwise, except to the extent that such liability has been asserted by a third party against such Indemnitee.

        5.    Notice of Claims.    An Indemnitee shall notify the Indemnitor in writing, and in reasonable detail, of any claim for indemnification under this Agreement as promptly as practicable; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually and materially prejudiced as result of such failure. The Indemnitor shall have 20 days from the date of receipt of the such notification to notify the Indemnitee (a) whether or not the Indemnitor disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnitee against such claim or demand. If the claim for indemnification arises out of a claim or demand by a third party against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that if the Indemnitee reasonably determines that there may be a conflict between the positions of the Indemnitor and of the Indemnitee in conducting the defense of such claim or that there may be legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled to conduct the defense at the expense of the Indemnitor to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnitor), at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. If the Indemnitor so elects to assume the defense of any third party claim, the Indemnitee shall cooperate in good faith in such defense. The Indemnitee shall not settle any such claim or demand without the consent of the Indemnitor. The Indemnitor shall not, without the prior written consent of the Indemnitee, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnitee or if such settlement or compromise does not include an unconditional release of the Indemnitee for any liability arising out of such claim or demand.

        6.    Adjustment of Indemnifiable Losses.    (a) The amount which an Indemnitor is required to pay to an Indemnitee in respect of an indemnifiable loss under this Agreement (an "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) by (i) any insurance proceeds and other amounts actually recovered by such Indemnitee in respect of such Indemnifiable Loss and (ii) any tax benefit realized by the Indemnitee arising from the incurrence or payment of such Indemnifiable Loss. In computing the amount of any such tax benefit, the Indemnitee shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all tax items arising from the incurrence or payment of any Indemnifiable Loss. If an Indemnitee shall have received a payment in respect of an Indemnifiable Loss (an "Indemnity Payment") and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnitor a sum equal to the lesser of (i) the amount of such net insurance proceeds or other net amounts actually received and (ii) the net amount of Indemnity Payments actually received previously. The Indemnitee agrees that, to the extent permitted by applicable law or contract, the Indemnitor shall be subrogated to such Indemnitee under any insurance policy. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

          (b)   In the event that an Indemnity Payment shall be made in a currency other than the currency in which the Indemnifiable Loss arose, the amount of such Indemnity Payment shall be adjusted to ensure that the Indemnitee receives the amount of the Indemnifiable Loss as of the date of such Loss without regard to changes in foreign currency exchange rates between the date of such Loss and such Payment.

        7.    Assignment.    Neither party may assign any of its rights or delegate any of its duties under this Agreement without first obtaining the prior written consent of the other party, which consent may not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        8.    Notices.    All notices and other communications to be given hereunder shall be in writing and delivered in person or mailed postage prepaid or sent by telegram or other facsimile transmission to the following addresses:

    If to TBG:

      TBG Holdings N.V.
      c/o TBG Management SAM
      29 BD Princesse Charlotte
      Monte Carlo, 98000
      Monaco
      Attn: Senior Vice President, Corporate Affairs
      Facsimile No.: 011 377 93 155108

    If to IHS:

      IHS Inc.
      15 Inverness Way East
      Engelwood, CO 80112
      Attn: Stephen Green
      Facsimile No.: 212-850-8540

or to such other addresses as either party may designate in writing. All notices or communications shall be effective upon receipt.

        9.    No Third Party Beneficiaries.    The provisions of this Agreement are intended solely to establish the relative rights and responsibilities between TBG and IHS, and except as set forth in the provisions of this Agreement which expressly provide for the indemnification of the parties hereto, their respective subsidiaries or the respective directors, officers and employees, nothing in this Agreement, express or implied, is intended or will be construed to confer upon or give any person other than the parties hereto, their respective subsidiaries, officers, directors, employees, successors and permitted assigns any rights, remedies or obligations under or by reason of this Agreement or any transaction contemplated hereby.

        10.    Survival.    All covenants and agreements contained in the Agreement shall survive the date hereof indefinitely.

        11.    Arbitration; Governing Law.    In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. The prevailing party in the arbitration shall be entitled, in addition to such other relief as may be granted, to its reasonable attorney's fees and other costs reasonably incurred in such arbitration. The parties specifically agree to be bound by the decisions rendered by the arbitration panel provided for herein and agree not to submit a dispute subject to this paragraph to any national, federal, state, provincial, local or other court or arbitration association, except as may be necessary to enforce the decision rendered by the arbitrators. The language of the arbitration shall be English and the place of arbitration shall be New York. This Agreement and any arbitration proceedings pursuant to this paragraph shall be governed by the laws of the State of New York.

        12.    Term.    In order to receive indemnification hereunder, the Indemnitee must provide notice of a claim pursuant to Section 5 hereof on or prior to the twentieth anniversary of the date of this Agreement (the "Termination Date"); provided however that if there are any Indemnifiable Losses for which any such notice is provided within five years of the Termination Date, then the Termination Date shall be extended by a period of ten years.

        13.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which shall together constitute but one and the same instrument.

        14.    Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement may not be amended or otherwise modified except by a written instrument duly executed and delivered by the parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        15.    Severability.    The provisions of this Agreement are severable, and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

        16.    Headings and Captions.    The section headings and captions contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

        17.    Further Assurances.    Each of the parties hereto agree to execute and deliver, upon the written request of any other party hereto, any and all such further instruments and documents as reasonably appropriate for the purpose of obtaining the full benefits of this Agreement.

        IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

TBG HOLDINGS N.V
By:	/s/ G. H. THYSSEN
	Name:	G. H. Thyssen
	Title:	Chairman
By:	/s/ M. VON STAUDT
	Name:	M. von Staudt
	Title:	Executive Vice President
IHS INC.
By:	/s/ STEPHEN GREEN
	Name:	Stephen Green
	Title:	Senior Vice President

SCHEDULE 1

CERTAIN DEFINITIONS

        "IHS Information Entities" means Information Handling Services Group, Inc., a Delaware company, together with all of its current and former direct and indirect subsidiaries (including all predecessors and successors of any such entities).

        "IHS Non-Information Entities" means TBG Services Inc., TBG Sponsor Inc. and TBG Industries, Inc. and any of their respective current and former direct and indirect subsidiaries and predecessor entities.

        "IHS Entities" means IHS, the IHS Information Entities and the IHS Non-Information Entities.

        "Liabilities" mean losses, liabilities, claims, damages, demands, suits and actions (in each case whether arising out of or relating to property, products, contracts, personal injury, the environment, toxic substances or otherwise), including all reasonable legal fees and all disbursements and other costs and expenses incurred in connection therewith.

        "TBG Entities" means TBG, together with all of its current and former direct and indirect subsidiaries (including all predecessors and successors of any such entities), but excluding the IHS Entities, but including, without limitation and for the avoidance of doubt, TBG Inc.

SCHEDULE 2

CERTAIN PENSION, RETIREE MEDICAL AND OTHER LIABILITIES

1.
Any and all Liabilities relating to (i) the TBG Retirement Income Plan ("TBG Plan") and TBG Supplemental Income Plan ("TBG SIP"), to the extent Liabilities under such TBG plans relate to any individuals (and their beneficiaries) who are participants in the TBG Plan and/or the TBG SIP, as applicable, following the spin-off of the IHS Retirement Income Plan effective November 30, 2004 (collectively, "TBG Plan Participants"), (ii) the amount of TBG Plan assets determined by the TBG Plan actuary to remain in the TBG Plan in respect of TBG Plan Participants and to not be transferable from the TBG Plan in connection with the November 30, 2004 spin-off, and (iii) any acts or omissions of TBG Services Inc. as sponsor of the TBG Plan and TBG SIP at any time prior to the November 30, 2004 spin-off, to the extent relating to TBG Plan Participants.

2.
Any and all Liabilities relating to the (i) the TBG Thrift Plan ("TBG Thrift Plan"), to the extent Liabilities under the TBG Thrift Plan relate to any individuals who are participants (and their beneficiaries) in the TBG Thrift Plan following the spin-off of the IHS Thrift Plan effective January 3, 2005 (collectively, "TBG Thrift Plan Participants"), (ii) the amount of TBG Thrift Plan assets retained or remaining in the TBG Thrift Plan in respect of TBG Thrift Plan Participants and not transferred or to be transferred to the IHS Thrift Plan, and (iii) any acts or omissions of TBG Sponsor Inc. as sponsor of the TBG Thrift Plan at any time prior to the January 3, 2005 spin-off, to the extent relating to TBG Thrift Plan Participants.

3.
Any and all Liabilities relating to (i) the TBG Retiree Medical Plan ("TBG Medical Plan"), to the extent Liabilities under the TBG Medical Plan relate to any individuals who are participants (and their beneficiaries) in the TBG Medical Plan (collectively, "TBG Medical Plan Participants") following November 30, 2004, and (ii) any acts or omissions of TBG Services Inc. as sponsor to the TBG Medical Plan at any time prior to November 30, 2004 to the extent relating to TBG Medical Plan Participants. It is understood that the TBG Medical Plan shall be solely responsible from and after November 30, 2004 for post-retirement health care obligations with respect to any TBG Plan Participants who are entitled to such benefits. As used in this Schedule 2, the term "TBG Medical Plan Participants" shall not include any "IHS Medical Plan Participants" (as defined in Schedule 3).

SCHEDULE 3

CERTAIN PENSION, RETIREE MEDICAL AND OTHER LIABILITIES

1.
Any and all Liabilities relating to (i) the IHS Retirement Income Plan ("IHS Plan") and the IHS Supplemental Income Plan ("IHS SIP"), (ii) the TBG Retirement Income Plan ("TBG Plan") and TBG Supplemental Income Plan ("TBG SIP"), to the extent Liabilities under such TBG plans relate to any individuals (and their beneficiaries) who are participants in the IHS Plan and/or the IHS SIP, as applicable, following the spin-off of the IHS Retirement Income Plan effective November 30, 2004 (collectively, "IHS Plan Participants"), (iii) the amount of TBG Plan assets determined by the TBG Plan actuary to be transferable from the TBG Plan to the IHS Plan in connection with the November 30, 2004 spin-off and in respect of IHS Plan Participants, and (iv) any acts or omissions of TBG Services Inc. as sponsor of the TBG Plan and TBG SIP at any time prior to the November 30, 2004 spin-off, to the extent relating to IHS Plan Participants.

2.
Any and all Liabilities relating to the (i) the IHS Thrift Plan ("IHS Thrift Plan"), (ii) the TBG Thrift Plan ("TBG Thrift Plan"), to the extent Liabilities under the TBG Thrift Plan relate to any individuals who are participants (and their beneficiaries) in the IHS Thrift Plan following the spin-off of the IHS Thrift Plan effective January 3, 2005 (collectively, "IHS Thrift Plan Participants"), (iii) the amount of TBG Thrift Plan assets transferred or to be transferred from the TBG Thrift Plan to the IHS Thrift Plan in respect of IHS Thrift Plan Participants, and (iv) any acts or omissions of TBG Sponsor Inc. as sponsor of the TBG Thrift Plan at any time prior to the January 3, 2005 spin-off, to the extent relating to IHS Thrift Plan Participants.

3.
Any and all Liabilities relating to (i) the IHS Retiree Medical Plan ("IHS Medical Plan"), (ii) the TBG Retiree Medical Plan ("TBG Medical Plan"), to the extent Liabilities under the TBG Medical Plan relate to any individuals who are participants (and their beneficiaries) in the IHS Medical Plan (collectively, "IHS Medical Plan Participants") following November 30, 2004, and (iii) any acts or omissions of TBG Services Inc. as sponsor to the TBG Medical Plan at any time prior to November 30, 2004 to the extent relating to IHS Medical Plan Participants. It is understood that the IHS Medical Plan shall be solely responsible from and after November 30, 2004 for post-retirement health care obligations with respect to any IHS Plan Participants who are entitled to such benefits. As used in this Schedule 3, the term "IHS Medical Plan Participants" shall not include any "TBG Medical Plan Participants" (as defined in Schedule 2).

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  Exhibit 10.32
SCHEDULE 1 CERTAIN DEFINITIONS
SCHEDULE 2 CERTAIN PENSION, RETIREE MEDICAL AND OTHER LIABILITIES
SCHEDULE 3 CERTAIN PENSION, RETIREE MEDICAL AND OTHER LIABILITIES